                                   EXHIBIT 10.2

                        PRESIDENT'S EMPLOYMENT AGREEMENT
                        --------------------------------

        THIS AGREEMENT entered into this 1st day of January, 2004, by and between ROBERT J. LARISON, JR., ("President") and ATLANTIC COAST FEDERAL ("Atlantic Coast" or "Institution")

                              W I T N E S S E T H:

        WHEREAS, Atlantic Coast desires to employ President as its Chief Executive Officer under such non-exclusive terms and conditions as are set forth herein and as may be revised or modified from time to time; and

        WHEREAS, President desires to serve Atlantic Coast as its Chief Executive Officer pursuant to the arrangements for compensation, perquisites, and other employment standards as are detailed below.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1. EMPLOYMENT. The Atlantic Coast hereby employs Robert J. Larison, Jr., as President and Chief Executive Officer of Atlantic Coast and the President hereby accepts employment upon the terms and conditions hereinafter set forth. The President shall report to Atlantic Coast's Board of Directors (hereinafter referred to as the "Board"), and shall perform those duties of President and Chief Executive Officer under the supervision and direction of the Board. The President shall be bound by and follow the established rules and policies of Atlantic Coast unless expressly agreed to otherwise herein.

        2. EMPLOYMENT TERM. Subject to the provisions of termination as hereinafter provided, this Agreement shall commence on January 1, 2004 the "Commencement

Date"), and remain in force for a period of two (2) years or until December 31, 2006. Beginning on the second anniversary of the Commencement Date, and on each second anniversary thereafter, the term of this Agreement shall be extended for a period of two years, provided that (1) Atlantic Coast has not given notice to the President in writing at least 90 days prior to such anniversary that the term of this Agreement shall not be extended further; and (2) prior to such anniversary, the Board of Directors of Atlantic Coast explicitly reviews and approves the extension, with the President being entitled to the salary and other benefits at least equal to those benefits received during the prior two
(2) years. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

        3.      DUTIES AND RESPONSIBILITIES.

        3.1. During the term of this Agreement, President shall devote his full time and energy to the business and affairs of Atlantic Coast, and shall use his best efforts to promote the interests of Atlantic Coast , except as otherwise agreed to by the President and the Board. The parties agree that the President shall provide executive management services to those subsidiaries, affiliates and holding companies wherein Atlantic Coast has an ownership interest.

        3.2. The President shall have the responsibility and authority to supervise and direct the management and administration of all facets of the operation of Atlantic Coast, except as specifically denoted in other parts of this Agreement, within prescribed policy limits, the Charter, the By-Laws, Atlantic Coast's policies, rules and regulations, and applicable federal and other laws and regulations. The President shall, within the foregoing limits, formulate, approve, supervise and direct the methods of keeping the records of Atlantic Coast, statistical or otherwise, and shall prepare all such reports as are required by law or regulation, including, but not limited to, statements and reports of the Board, and shall from time to time, and at any time upon request, make reports to the Board concerning the affairs and financial condition of Atlantic Coast, and such other matters as the Board may direct. In addition, the President shall perform those duties specifically set forth in Atlantic Coast's By-Laws, which are incorporated herein by reference.

        3.3.    The President shall be Chairperson of the Asset/Liability
Committee.

        3.4. The President shall supervise Atlantic Coast's daily investment activities in accordance with the policies, procedures and goals established by the Board.

        3.5. With the counsel and consent of the Board, retain outside legal counsel and other consultants for Atlantic Coast.

        3.6. With the counsel and consent of the Board, retain the services of outside certified public accountants and internal auditors.

        3.7. The President shall be present at all meetings of the Board and any meeting of any committee of the Board and of any committee established by the Board, except that the Board may at any time convene in executive session and excuse the President when those meetings directly affect performance of the President's official duties, compensation, or terms of employment.

        3.8. The President will participate in such professional and community activities which are beneficial to, and serve the interests of, Atlantic Coast.

        3.9. The President shall not accept or receive any compensation or consideration from any person or entity. However, the President may serve, for compensation, as a lecturer, consultant to others, and engage in other activities of a short duration which do not interfere with the President's responsibilities outlined in this Agreement only upon consultation with the Chair of the Board and obtaining approval of such activities before engaging in the same.

        3.10. The President, before assuming any financial institution organization office or activity related to any financial institution organization, must obtain approval from the Board.

        3.11. The President's duties shall include, but not be limited to, the exclusive authority to hire, compensate and terminate Atlantic Coast's staff within budgetary limitations. However, the Board shall be advised of major changes in organizational structure and in the senior management positions.

        4.      COMPENSATION.

        4.1. In consideration for the services of the President, Atlantic Coast shall compensate him as follows:

                (a) A base salary of $160,000 per year, payable in 26 equal installments on a bi-weekly basis.

                (b) An incentive bonus of up to 15% of the base salary if Atlantic Coast has net income for the fiscal year ended December 31, 2004 of at least 10% greater than net income for the fiscal year ended December 31, 2003, excluding the gain on the sale of the

                        Institution's credit card portfolio, subject to the discretion of the Board.

        4.2. Further, said incentive bonus which may be awarded shall be disbursed not later than three (3) months after completion of the prior fiscal year. The President shall have the option of being paid the bonus, either in a lump sum payment or over the payroll year.

        4.3. No later than August 1 of the calendar year the Board shall complete the evaluation and assessment of the performance of the President. The results of the evaluation shall be done by the Chair of the Board who shall meet in private with the President to discuss the evaluation. A copy of the written evaluation shall be delivered to the President. In the event that any part of the evaluation is unsatisfactory, the Chair of the Board shall describe in writing, in reasonable detail, specific instances of unsatisfactory performance. The evaluation shall include recommendations as to areas of improvement in all instances where performance is deemed to be unsatisfactory. If President disagrees with the evaluation, he may respond in writing to the Chair of the Board. The evaluation and responses to the evaluation shall be made part of the President's confidential personnel file. The President's confidential personnel file shall be kept by the Secretary of Atlantic Coast. Upon conclusion of the evaluation, the Chair of the Board shall make recommendations as to possible increases in the base salary for the next year.

        5.      BENEFITS.

        5.1. The President shall be entitled to vacation, sick and personal leave in any calendar year based on his years of service in an amount equal to Atlantic Coast's employees of similar service or, if more, with executive management employees, and in accordance with such policies as may be approved by the Board. Vacation and personal leave may be taken at the discretion of the President in consultation with the Chair of the Board. Vacation, sick and personal leave time is cumulative if not used.

        5.2. The President shall be eligible to participate in Atlantic Coast's 401(k) Plan in accordance with the provisions of that Plan. Atlantic Coast shall make the maximum contributions allowed by law on behalf of the President with or without voluntary contribution by the President.

        5.3. Atlantic Coast has entered into two supplemental executive benefit agreements to provide for certain deferred compensation benefits for the President and to provide an incentive for the President to remain at Atlantic Coast throughout the term of this Agreement. Those agreements are the Deferred Compensation Plan, dated March 9, 1995, between the President and Atlantic Coast Federal Credit Union (the predecessor to the Institution) and the Supplemental Retirement Agreement (the "SERP"), dated November 1, 2002, between the President and the Institution. The terms of those supplemental executive benefit agreements shall govern without reference to this Agreement, except as modified herein.

        5.3.1. In the event the Institution does not attain a return on average assets of sixty (60) basis points for the calendar quarter ended March 3, 2004,
Section 1(a) of the

SERP may be amended, with the consent of both the President and the Institution, to provide that the Accrued Benefit Percentage (as defined in the SERP) shall be 1.5% for each calendar quarter prior to the Normal Retirement Age (as defined in the SERP) beginning in the first full calendar quarter following such noted consent and provided, however, the previous accruals shall not be affected. In the event, however, the President is terminated without cause (as defined in Section 7.3) or this Agreement is not renewed for reasons other than cause prior to the Accrued Benefit Percentage equaling at least 60%, the Accrued Benefit Percentage shall be deemed to be equal to 60%.

        5.4. Atlantic Coast shall provide and pay the premiums for life insurance on the President's life for a face amount equaling twice the amount of the President's base salary rounded up to the next thousand dollars. This policy shall contain $50,000 of coverage for accidental death and dismemberment. The President shall have the right to designate the beneficiary or beneficiaries under this policy.

        5.5. Atlantic Coast shall provide and pay the premiums for a long-term disability insurance policy providing for coverage to age seventy (70) at the rate of 66- 2/3% of the base salary of the President after the 90th day of disability as defined in the policy.

        5.6. The President shall be eligible to receive all other authorized employee benefits that other Atlantic Coast employees receive, any other benefits that will be available as set forth herein, or as authorized by the policy of the Board. However, health, hospitalization, major medical and dental insurance shall be provided to the President and his family.

        5.7. Atlantic Coast shall pay to or for the benefit of the President the sum of $2,000 yearly (net after taxes) for the purchase of a universal life insurance policy covering the President, the policy to be owned by the President.

        5.8. The President shall receive membership in a country club, or the equivalent of his choosing. Atlantic Coast agrees to pay the cost of membership to include initiation fees and the minimum fees required for continued participation in the Club which shall not exceed $3,000 a year. It is understood that any expenses over and above such minimum shall be borne by the President.

        5.9. Atlantic Coast shall pay to or provide for the benefit of the President the sum of $2,000 yearly (net after taxes) for the premiums for a whole life insurance policy covering the President and the policy shall be owned by the President.

        5.10. Atlantic Coast shall pay to or provide for the benefit of the President the sum of $1,500 yearly (net after taxes) for the premiums for an annuity policy covering the President and the policy shall be owned by the President or to an individual retirement account selected by the President.

        5.11. Atlantic Coast shall pay $2,500 (net after taxes) on January 1st and July 2nd of each year for health insurance for the President and his dependents.

        6.      EXPENSE REIMBURSEMENT.

        6.1. Atlantic Coast shall pay or reimburse the President for all reasonable expenses incurred by President in the performance of the duties and responsibilities under this Agreement in accordance with the approved budget and adopted policies of the Board.

        6.2. The President is expected to participate and attend programs to further his education which are beneficial and advantageous to the operation of Atlantic Coast. President shall be entitled to membership in those organizations and associations which will benefit Atlantic Coast in an informational, communicative, professional or educational manner. Atlantic Coast will pay the dues or fees so the President can participate in those organizations and associations.

        6.3. The President will travel on behalf of Atlantic Coast when necessary and have his companion accompany him to such functions as companions may attend, at his option. The President will keep the Chair of the Board informed of his itinerary. On such occasions when the President's companion accompanies him for Atlantic Coast, the President will be reimbursed for the cost associated with the companion's travel as well as the grossed-up amount of any income tax expense for which the President may be liable related to the companion reimbursements.

        6.4. The President will be paid as an automobile allowance the sum of $500 which shall be paid monthly. In consideration for said automobile allowance, Atlantic Coast shall not reimburse the President for costs associated with his automobile, except for travel which is business related, which shall be reimbursed at Atlantic Coast's established mileage rates.

        6.5. The President will be paid as a reimbursement for expenses the amount of $80 per day for each day the President spends at Atlantic Coast's home office up to 15 days per month.

        7.      TERMINATION.

        7.1. Should the President suffer from an illness or incapacity which prevents him from satisfactorily rendering his services to Atlantic Coast for a period of more than four (4) months and it appears to the satisfaction of the Board that based upon competent medical evidence the President will continue to be incapacitated for an extended period or be unable to render the services, the Board, in its sole discretion, may terminate this Agreement. In such event, Atlantic Coast shall provide the President with written notice of such termination and the President shall be entitled to salary earned until the date of termination along with payment for unused vacation, unused personal leave, unused sick leave and other vested benefits. All other obligations of Atlantic Coast to the President under this Agreement shall cease except the President shall continue to receive all authorized benefits included in the employee benefit package as it relates to disability insurance, severance pay and certain other benefits as may be set forth in this Agreement. To the extent available, it is agreed that the provisions and current medical insurance policies providing for continued coverage for disability for employees subsequent to termination shall apply to the President and Atlantic Coast shall have the right to enforce such provisions notwithstanding any other provision of this Agreement.

        7.2. The Board may unilaterally discharge the President at any time and for any reason, except for cause as set forth herein, by a majority vote of the entire Board, at a regular or special Board meeting. In the event of termination of this Agreement for the convenience of Atlantic Coast, the President shall be entitled to receive as termination benefits the following:

                (a) An amount equal to two (2) times the current yearly base salary.

                (b) All employment benefits for a period of twelve (12) months from the date of termination.

        7.3. A majority of the entire Board shall have the right to discharge the President at any time when the President has:

                (a) Been absent from employment for an unauthorized period of more than one (1) week; or

                (b)     Committed a material breach of this Agreement; or

                (c) Been grossly negligent in the performance of required duties; or

                (d) Engaged in willful misconduct or willfully failed to perform the obligations under this Agreement; or

                (e) Committed unethical, dishonest, fraudulent, or criminal acts against Atlantic Coast; or

                (f) Willfully violated any law, rule or regulation (other than traffic violations or other similar offenses) or a final cease and desist order; or

                (g) Committed a breach of fiduciary duty involving personal profit; or

                (h)     Intentionally failed to perform stated duties; or

                (i)     Engaged in personal dishonesty; or

                (j)     Incompetently performed his duties; or

                (k)     Become unbondable.

        The President shall be given prior written notice of the charges against him and have an opportunity to respond in person or in writing to the charges before a final decision is made to terminate this Agreement and his employment. The President's response shall be made within three (3) business days of the giving of the written notice by the Board. Termination for causes set forth in
(a) through (j) will cause termination with no termination compensation or benefits.

        7.4. Upon the death of the President, Atlantic Coast will pay all premiums for six (6) months for health and major medical insurance for the benefit of his family.

        7.5. TEMPORARY SUSPENSION OR PROHIBITION. If the President is suspended and/or temporarily prohibited from participating in the conduct of the Institution's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act ("FDIA"), 12 U.S.C. ss. 1818(e)(3) and (g)(1), the Institution's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Institution may in its discretion (i) pay the President all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

        7.6. PERMANENT SUSPENSION OR PROHIBITION. If the President is removed and/or permanently prohibited from participating in the conduct of the Institution's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. ss. 1818(e)(4) and (g)(1), all obligations of the Institution under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

        7.7. DEFAULT OF THE INSTITUTION. If the Institution is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the parties.

        7.8. TERMINATION BY REGULATORS. All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Institution: (1) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Institution under the authority contained in Section 13(c) of the FDIA; or (2) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Institution or when the Institution is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

        8. ASSIGNMENT. This Agreement is for the personal services of the President. Therefore, the duties set forth herein shall not be delegable and the rights hereunder shall not be assignable, and any attempted assignment or delegation shall be void, except that in the event of the President's death while this Agreement is in effect, any salary due or payable for such services rendered, together with payment for unused vacation and personal leave, shall be payable to the President's estate, heirs or personal representative. In the event of a merger, transfer, consolidation or reorganization involving Atlantic Coast, this Agreement shall continue in force and become an obligation of Atlantic Coast's successor.

        9. INDEMNIFICATION. Subject to the requirements of 12 C.F.R. ss. 545.121, Atlantic Coast shall indemnify, defend and hold and save the President, his heirs, personal representatives and each of them harmless from any and all actions and causes of action, claims, demands, liabilities, losses, damages or expenses, of whatsoever kind and nature, including judgments, interest and attorney's fees and all other reasonable costs, expenses and charges which the President, his heirs, personal representatives and each of them shall or may at any time or from time to time, subsequent to the date of this Agreement, sustain or incur, or become subject to by reason of any claim or claims against the President, his heirs, personal representatives and each of them, for any reason resulting from the President, his heirs, personal representatives and each of them carrying out the terms and conditions of this Agreement, except for willful misconduct or criminal acts or omissions on the part of the President; and provided further that the President, his heirs, personal representatives or any one of them shall promptly notify Atlantic Coast of adverse claims of threatened or actual causes of action. The President, to the extent reasonably possible, shall provide complete cooperation to Atlantic Coast, its attorneys and agents in such case.

        10. CONFIDENTIALITY. The President shall not, during the term of this Agreement, or at any time thereafter, impart to anyone any confidential information which the President may acquire in the performance of his duties under this Agreement, except as permitted by Atlantic Coast under compulsion of law.

        11.     OTHER PROVISIONS.

        11.1. Section headings and numbers have been inserted for convenience and reference only and, if there shall be any conflict between any such headings or numbers and the text of this Agreement, the text shall control.

        11.2. This Agreement may be executed in one or more counterparts, each of which shall be considered an original, and all of which taken together shall be considered one and the same instrument.

        11.3. Waiver by either party of any term or condition of this Agreement or any breach shall not constitute a waiver of any other term or condition or breach of this Agreement.

        11.4. Atlantic Coast may, at its option and expense, obtain such performance and fidelity bonds covering the President which are appropriate or necessary.

        11.5. This Agreement may be altered, amended or terminated at any time by the mutual written agreement of the President and the Board.

        11.6. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, arrangements and communications between the parties concerning such matters, whether oral or written.

        11.7. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall first be mediated in Ware County, Georgia, by a qualified mediator mutually agreeable to the parties. Each party shall share equally in the costs of any mediation with each party responsible for his or its own attorneys' fees. However, if the dispute cannot be settled by mediation, it shall be settled by arbitration in Ware County, Georgia, administered by the American Arbitration Association in accordance with its Rules. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. If any dispute is arbitrated, the prevailing party shall have its attorneys' fees and costs paid by the party that did not prevail. The Institution may only pay such fees and costs incurred by the President after an expressed written finding by the Board of Directors that such payment is not detrimental to the Institution.

        11.8. Nothing in this Agreement shall create a partnership or agency relationship between Atlantic Coast and the President.

        11.9. Any dispute which arises under this Agreement shall be resolved in accordance with the laws of the state of Georgia.

        11.10. Any notice of communication permitted or required by this Agreement shall be in writing and shall become effective three (3) days after the mailing by certified mail, return receipt requested, postage prepaid, and addressed as follows:

                (a) If to Atlantic Coast, to: The Chair, Board of Directors, Atlantic Coast Federal, Post Office Box 1256, Waycross, Georgia 31502-1256.

                (b) If to the President/CEO, to: Robert J. Larison, Jr., 12860 Isleworth Drive, Jacksonville, FL 32225.

        11.11. Any payments made to the President pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. ss. 1828(k) and any regulations promulgated thereunder.

        IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the day and year first above written.

                                ATLANTIC COAST FEDERAL

                                By: /s/ Dennis Woods
                                    --------------------------------------------
                                           H. DENNIS WOODS, Chair
                                           Board of Directors



                                Attest: /s/ Forrest W. Sweat
                                        ----------------------------------------
                                           FORREST W. SWEAT, JR., Secretary
                                           Board of Directors

        I hereby accept employment from Atlantic Coast upon the terms and conditions described in this Agreement and agree to faithfully perform the duties of President of Atlantic Coast.


                                /s/ Robert J. Larison
                                ------------------------------------------------
                                President



                                       18